Information for SEC Form 13-G
Financial Management Services
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As of 12/31/02

FIRSTNAT CO.

Total aggregate shares                                                  620,197

Total voting power shares

     Shared voting power                                                308,294

     Full voting power                                                  311,903

Total voting power shares                                               620,197


Total investment power

     Full discretion or investment power                                252,861

     Restricted or no investment power                                  240,570

Shared investment power
     With approval                                                       43,764

     With consultation                                                   83,002

Total shared investment power                                           126,766


Total investment power                                                  620,197

*Percentage of outstanding                                                14.00%

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